Exhibit 99.2

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First Quarter 2006 Earnings

May 4, 2006

Notice Regarding Forward-Looking Statements

Certain statements contained in this discussion are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters discussed in this report which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond the control of DPL Inc. or The Dayton Power and Light Company (“DPL”, “DP&L” or the “Company”), including but not limited to:  abnormal or severe weather; unusual maintenance or repair requirements; changes in fuel costs, changes in electricity, coal, environmental emissions, gas and other commodity prices; increased competition; regulatory changes and decisions; changes in accounting rules; financial market condition; and general economic conditions. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

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First Quarter 2006 Earnings

May 4, 2006

First Quarter Overview

•                  Mild weather resulted in reduced retail load; Favorable wholesale markets provided profitable alternative for generation.

•                  Higher plant output helped lower purchased power costs; Production from base load coal plants increased 9%.

•                  Power plant efficiency continued to improve.

•                  Gross margin increased relative to Q1 2005:

•                  Able to more fully recover some portion of fuel cost increases under rate stabilization plan.

•                  Sales supported by more efficient mix of plants due to higher base load output.

•                  Coal costs were contained.

•                  Heat rate continued to improve.

•                  Operation and maintenance expenses up but on plan.

•                  February 2006: Board increased dividend from annualized rate of $0.96 to $1.00 per share.

•                  April 2006: Fitch upgraded DPL debt ratings; Moody’s placed DPL under review for possible upgrade.

Earnings Per Share

	Three Months Ended
	March 31,
	2006	2005
Basic:
Income from Continuing Operations	$0.43	$0.30
Income from Discontinued Operations	0.06	0.31
Total Basic	$0.49	$0.61

Quarterly Variance Summary
Q1 ’6 to Q1 ’05 (Millions)

	YTD Ended March 31,
Revenues	2006	2005	Variance
Electric Revenues - Retail	$283.3	$263.9	$19.4
Electric Revenues – Wholesale	37.4	25.1	12.3
Electric Revenues – RTO Ancillary	17.7	15.5	2.2
Other Revenues, Net of Fuel Costs	2.7	2.6	0.1
Total Revenues	$341.1	$307.1	$34.0

	YTD Ended March 31,
Fuel Costs	2006	2005	Variance
Coal	$81.5	$73.0	$8.5
Gas	0.6	1.5	(0.9)
Oil	1.3	1.2	0.1
Emission Costs	0.8	2.8	(2.0)
Total Fuel Costs	$84.2	$78.5	$5.7

	YTD Ended March 31,
Purchased Power	2006	2005	Variance
Purchased Power	$13.2	$18.0	$(4.8)
PJM Ancillaries	12.1	10.8	1.3
Total Purchased Power	$25.3	$28.8	$(3.5)

Gross Margin Increase	$31.8

Operation & Maintenance
Legal Costs	$2.7
Customer Service Operations	2.6
Mark-to-Market Restricted Stock Units	2.4
Injuries and Damages Reserves	1.7
Low Income Payment Program	1.3
Directors’ & Officers’ Liability Insurance	(2.8)
Other	0.8
Total O&M Increase	$8.7

Interest Expense Decrease	$12.8

Other Income Decrease	$11.7

Liquidity & Cash Flow
(millions)

	3/31/06	12/31/05
Cash & Cash Equivalents	$391.1	$595.8
Short-Term Investments Available for Sale	$126.8	$125.8

	Q1 2006	Q1 2005
Capital Expenditures	$110.9	$43.0

Stock Buyback Update

•                  As of March 31, 2006:  DPL has repurchased 5.9 million shares at a cost of $161 million.

•                  Stock buyback is part of a previously announced $400 million program.

•                  Buyback program expected to be completed by third quarter of 2006.

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First Quarter 2006 Earnings

May 4, 2006